EXHIBIT 10.28

MoneyGram International, Inc.
Non-Employee Director Compensation Arrangements
Effective as of January 1, 2017

The following compensation program is available to non-employee directors of MoneyGram International, Inc. (the “Company”):

1. Cash Retainers and Expenses

•An annual Board membership retainer of $100,000 shall be paid to each non-employee director. The retainer shall be paid in arrears in four equal installments on the first business day following each calendar quarter (each a “Payable Date”).

•The Chairperson of each Board committee shall receive a $20,000 cash retainer per year of service in such capacity; payment will be made in arrears in four equal installments on each Payable Date.

•Any director serving on two or more Board committees but not acting as Chairperson of any such committee shall receive a $10,000 cash retainer per year of joint service on such multiple committees; payment will be made in arrears in four equal installments on each Payable Date.

•Directors are also reimbursed for their reasonable expenses incurred in connection with Board service. To the extent that any taxable reimbursements are provided, they shall be made or provided in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

2. Equity Retainers

Each director shall receive an annual equity retainer of $125,000 in restricted stock units (awarded at the first regular Board meeting following the Annual Meeting of Stockholders) (“RSUs”). RSUs awarded under this program shall be payable in shares of common stock.

3. Proration of Retainer and Equity Awards

With respect to directors who join the Board during a year, the Board may prorate such director’s retainer and/or equity award as it deems appropriate.

4. Amendment or Termination

The Board may amend, alter, suspend, discontinue or terminate this program at any time.